Exhibit 10.13







                                           November 18, 1996


Mr. Anthony Hooper
2274 Dogwood Meadows Cove
Germantown, Tennessee 38139


Dear Tony:

     This letter will confirm the offer we discussed to have you serve as the President and chief executive officer of Insituform
Technologies, Inc. ("ITI"). The principal terms and conditions of the offer are as follows:

     1. Base Salary. The annual base salary for the position will be $325,000 (the "Base Salary"). Base Salary will be reviewed on an annual basis.

     2. Bonus. Upon accomplishment of such annual goals for ITI as shall be determined by the Board of Directors of ITI, you will be entitled to receive a bonus in a maximum amount of 50% of your Base Salary. The amount of your bonus will also be reviewed annually.

     3. Board Appointment. The Company will endeavor to have you appointed as a director of ITI. As a director you will be entitled to an indemnification agreement in the form supplied to all directors of the Company.

     4. Stock Options. Effective upon your assumption of the position of President and chief executive officer of ITI, and appointment to the Board of Directors (the "Effective Date"), an award of the following stock options pursuant to ITI's 1992 Director Stock Option Plan (the "Plan") will become effective:

                    (a) Stock options (the "Initial Options) for
               the purchase of 100,000 shares of the class A common stock, $.01 par value (the "Common Stock"), of ITI, such options to become exercisable with respect to 10% of such shares on the first anniversary of the Effective Date, with respect to an additional 20% of such shares on the second anniversary of the Effective Date, with respect to an additional 30% of such shares on the third anniversary of the Effective Date, and with respect to the remaining 40% of such shares on the fourth

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               anniversary of the Effective Date, such options to
               expire on the fifth anniversary of the Effective Date. The exercise price per share for the Initial Options shall be the fair market value per share on the Effective Date as determined under the terms of the Plan.

                    (b) Stock options (the "Additional Options")
               for the purchase of 50,000 shares of Common Stock, such options to become exercisable with respect to 10% of such shares on the second anniversary of the Effective Date, with respect to an additional 20% of such shares on the third anniversary of the Effective Date, with respect to an additional 30% of such shares on the fourth anniversary of the Effective Date, and with respect to the remaining 40% of such shares on the fifth anniversary of the Effective Date, such options to expire on the sixth anniversary of the Effective Date. The exercise price per share for the Additional Options shall be $15.00.

          The Initial Options and the Additional Options shall be in addition to the options to acquire shares of Common Stock you presently hold, and: (x) to the maximum extent permitted under the limitations contained in the Internal Revenue Code (the "Code") and considering your outstanding options, the Initial Options shall be "incentive stock options", the remainder of which shall be non-qualified stock options; and (y) after giving effect to the foregoing clause (x), to the maximum extent permitted under the limitations contained in the Code the Additional Options shall be "incentive stock options", the remainder of which shall be non-qualified stock options. The foregoing exercise schedules anticipate your continued employment with ITI as set forth in the Plan, such options otherwise to conform to the provisions of the Plan and the form of option agreements thereunder heretofore adopted by the Director Stock Option Committee of the Board of Directors.

          In addition, the Initial Options and the Additional Options will provide that they become immediately exercisable upon the occurrence of a change in control of ITI of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (or in response to any similar item on any similar schedule or form), whereby any "person" (as defined under Section 13(d) of said Act) who is not on the date hereof the "beneficial owner" (as defined in Rule 13d-3 under said
          Act) of in excess of 5% of the outstanding Common Stock

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          becomes the beneficial owner of in excess of 50% of the
          outstanding Common Stock.

     5.   Additional Benefits.

               (a) You shall be provided with a car allowance in the amount currently paid to you, subject to adjustment in accordance with ITI's policy.

               (b)  You will be reimbursed for country club
          membership fees for one club in the Memphis area.

               (c) You will participate in the ITI 401(k) Profit-Sharing Plan, and medical insurance and life insurance programs, including ITI's supplemental executive life insurance and long-term disability program.

               (d) You will receive holidays and vacations in accordance with ITI's policy, with the understanding that the position of President currently provides four weeks of vacation.

     6. Severance. In the event you are terminated for reasons other than "cause", you would be entitled to severance equal to twelve months' Base Salary, which would be paid over that period. "Cause" shall be defined as a substantial dereliction of duty after written notice thereof, conviction of a felony or inability to report for work for a period of four months or greater.

     7. Secrecy; Non-Competition. You hereby acknowledge and agree that you have previously entered into a Non-Disclosure and Non-Competition Agreement dated January 27, 1994 with ITI, the terms of which are hereby incorporated by this reference herein and deemed to be a part of this letter. Without limiting the provisions thereof, you hereby agree that, during your employment or other relationship with ITI or any Affiliate thereof (as hereinafter defined), and for a period of one year subsequent to the termination of your employment or other relationship with ITI or any Affiliate thereof, you will not, directly or indirectly, engage in the business of rehabilitating, lining, relining, coating, constructing or reconstructing pipelines, sewers, conduits or passageways (the "Services") anywhere in the world, or otherwise engage in Prohibited Competition (as hereinafter defined). You agree and acknowledge that it is contemplated that ITI will continue to seek and obtain work in the United States and internationally and acknowledge that ITI's business presently involves operations in the United States and internationally. Accordingly, you agree that the foregoing geographic

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          scope is reasonable in light of current and presently
          anticipated operations of ITI.

          For purposes of this Section 7, "Prohibited Competition" shall include, but not be limited to, acting as consultant, advisor, independent contractor, officer, manager, employee, principal, agent, director or trustee of any corporation, partnership, association or agent or agency, or directly or indirectly owning more than one percent of the outstanding capital stock of any corporation, or being a member or employee of any partnership or any owner or employee of any other business, any of which is engaged in providing any of the Services. "Prohibited Competition" also shall include (in addition to the foregoing):

                    (i) Accepting employment with a customer of ITI or of its Affiliates with the intent or purpose of transferring defined business performed by ITI or its Affiliates to a department, division or affiliate of the customer;

                    (ii)  Requesting or advising any of the
               customers, suppliers, or other business contacts of ITI or its Affiliates to withdraw, curtail or cancel their business with ITI or its Affiliates;
               or

                    (iii) Causing or inducing, or attempting to
               cause or induce, either directly or indirectly, any employees, sales representatives, consultants or other personnel of ITI or its Affiliates to terminate their relationships or employment or breach their agreements with ITI or its Affiliates, whether for the purpose of accepting employment with you or any other person, firm, association or corporation with which you are associated, or otherwise.

          As used herein, "Affiliate" shall mean any entity directly or indirectly controlled by ITI.

          You recognize that the breach of any of your obligations under this Section 7 may give rise to irreparable injury to ITI or its Affiliates inadequately compensable in damages and that, accordingly, ITI or any of its Affiliates may seek injunctive relief against the breach or threatened breach of the within undertaking, in addition to other remedies at law or in equity which may be available. You acknowledge that compliance with your obligations under this Section 7 will not impair your ability to earn a livelihood.

          If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great range of activities or in too broad a geographic area, it shall be interpreted and amended automatically to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable to protect the interests of ITI and its Affiliates.

                    *           *           *

     I look forward to your assuming the position of President and chief executive officer of ITI and continuing as a part of this exciting opportunity in your new capacity. If the above accurately reflects our understandings, please sign the copy of his letter where indicated and send such copy back to me acknowledging your acceptance of the offer.

                                   Very truly yours,

                                   INSITUFORM TECHNOLOGIES, INC.



                                   By s/Jerome Kalishman
                                     ----------------------------
                                     Jerome Kalishman
                                     Chairman of the Board


Accepted and Agreed
this 18th day of November, 1996


s/Anthony W. Hooper
----------------------------
Anthony W. Hooper